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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  March 9, 2000

                         AutoBond Acceptance Corporation


               Texas                         600-21673                     75-2487218
  (State or other jurisdiction of     (Commission File Number)    (IRS Employer Identification
          incorporation)                                                    Number)

       100 Congress Avenue,                                                  78701
           Austin, Texas                                                   (Zip Code)
       (Address of principal
        executive offices)


               Registrant's telephone number, including area code:
                                 (512) 435-7000


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Item 5.  Other Events.

                  AutoBond Acceptance Corporation is advising investors and other interested parties as to the status of its dispute with Dynex Capital, Inc. ("Dynex").

                  On February 8, 1999, AutoBond Acceptance Corporation ("AutoBond Acceptance"), AutoBond Master Funding Corporation V, a wholly-owned subsidiary of AutoBond Acceptance ("Master Funding", and collectively with AutoBond Acceptance, "AutoBond"), William O. Winsauer, the Chairman and Chief Executive Officer of AutoBond Acceptance, John S. Winsauer, the Director of Marketing and Secretary of AutoBond Acceptance, and Adrian Katz, the former Vice-Chairman, Chief Operating Officer and Chief Financial Officer of AutoBond Acceptance (collectively, the "Plaintiffs") commenced an action in the District Court of Travis County, Texas (250th Judicial District) against Dynex and James Dolph (collectively, the "Defendants"). The Plaintiffs asserted that Dynex' refusal to fund AutoBond breached the terms of the Credit Agreement, dated June 9, 1998 (the "Credit Agreement"), by and among AutoBond Acceptance, Master Funding and Dynex. The Plaintiffs also claimed that Dynex defamed Plaintiffs subsequent to such refusal. Plaintiffs also alleged that Dynex and Mr. Dolph conspired to misrepresent and mischaracterize AutoBond's credit underwriting criteria and its compliance with such criteria with the intention of interfering with and causing actual damage to AutoBond's business, prospective business and contracts.

                  On March 9, 2000, following a four-week jury trial, the jury returned a verdict in favor of the Plaintiffs. Specifically, the jury found that (a) AutoBond made no material, knowing or reckless misrepresentations to induce Dynex to enter into the June 9, 1998 agreements between the parties,
(b) AutoBond did not breach its June 9, 1998 agreements with Dynex prior to Dynex' cessation of funding and (c) Dynex maliciously or negligently made defamatory statements about AutoBond. Based on these findings, the jury awarded AutoBond approximately $18.7 million in direct lost profits and approximately $50 million in consequential lost profits.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         None.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2000

                                   AutoBond Acceptance Corporation

                                   By:  /s/ William O. Winsauer
                                        -----------------------------
                                        William O. Winsauer
                                        Chairman and Chief Executive Officer


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